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                                                                    EXHIBIT 11.1

                        GEOTEL COMMUNICATIONS CORPORATION

                  STATEMENT REGARDING COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                             (DOLLARS IN THOUSANDS)



                                                                THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                                ---------------------------    ---------------------------
                                                                    1997            1996           1997            1996
                                                                -----------     -----------    -----------     -----------

        Historical - Primary:
         Weighted average common stock outstanding..........     13,100,191      2,280,740      13,093,281       2,298,293
         Cheap stock(1).....................................             --        850,595              --         850,595
         Weighted average common stock equivalents..........        648,150      8,392,086         665,448       8,390,953
                                                                -----------    -----------     -----------     -----------
               Weighted average number of common and common
                equivalent shares outstanding...............     13,748,341     11,523,421     $13,758,729      11,539,841
                                                                ===========    ===========     ===========     ===========

        Net income..........................................    $       981    $        97     $     1,706     $       142
        Less: accretion of redeemable convertible preferred
        stock to redemption value...........................             --            (27)             --             (54)
                                                                -----------    -----------     -----------     -----------
        Net income available to common shareholders.........    $       981    $        70     $     1,706     $        88
                                                                -----------    -----------     -----------     -----------
        Net income per common and common equivalent shares..    $      0.07    $      0.01     $      0.12     $      0.01
                                                                -----------    -----------     -----------     -----------


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(1)   In accordance with Securities and Exchange Commission Staff Accounting
      Bulletin No. 83, issuances of common stock, common stock equivalents and Convertible Preferred Stock within one year prior of the initial filing of the Company's Registration Statement for an initial public offering ("IPO") at share prices below the IPO price of $12.00 per share are considered to have been made in anticipation of the contemplated public offering. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method for options, for all periods prior to the IPO.

(2) Fully diluted net income per share is not presented as it is the same as that disclosed in historical net income per share for the periods presented.


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